Exhibit 3.1.5

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

ACA CAPITAL HOLDINGS, INC.

It is hereby certified that:

1.  The name of the corporation (hereinafter called the “corporation”) is ACA Capital Holdings, Inc.

2.  The certificate of incorporation of the corporation is hereby amended by striking out Article 4, Section 4.1 thereof and by substituting in lieu of said Article the following new Article:

4.1           Authorized Shares

The total number of shares of all classes of stock that the Corporation shall have the authority to issue is 108,000,000, of which 100,000,000 of such shares shall be Common Stock, all of one class, having a par value of $0.10 per share (“Common Stock”), and 8,000,000 of such shares shall be Preferred Stock, all of one class, having a par value of $0.10 per share (“Preferred Stock”).

3.  The amendment of the certificate of incorporation herein certified has been duly adopted and written consent has been given in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, ACA Capital Holdings, Inc. had caused this certificate to be signed by its authorized officer this 9th  day of June, 2006.

ACA CAPITAL HOLDINGS, INC.

By:	/s/ Nora Dahlman
Name: Nora Dahlman
Title: General Counsel, Secretary and Authorized Person